UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2018

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Broadway, Suite F-125, Santa Monica, CA 90404

(Address of principal executive offices)

424-238-4589

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2018, Kevin F. Pickard was appointed by Gopher Protocol Inc. (the “Company”) to serve as the Chief Financial Officer of the Company.

There is no understanding or arrangement between Mr. Pickard and any other person pursuant to which he was appointed as an executive officer.  Mr. Pickard does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer.  Except as set forth below, Mr. Pickard has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000. The Company and Mr. Pickard entered into an Executive Retention Agreement dated April 16, 2018 pursuant to which Mr. Pickard agreed to serve as Chief Financial Officer in consideration of an annual salary of $120,000. The Company also issued Mr. Pickard 250,000 shares of common stock and granted Mr. Pickard a Stock Option to acquire 500,000 shares of common stock of the Company at an exercise price of $2.80 per share for a period of five years. The Stock Options vest in tranches of 100,000 shares commencing on the one year anniversary and continuing thereafter on an annual basis or in full in the event of a change of control. The Company and Mr. Pickard also entered into an Indemnification Agreement. The employment of Mr. Pickard is at will and may be terminated at any time, with or without formal cause.

Mr. Pickard serves as the Chief Financial Officer. Since October 2017, Mr. Pickard has served as the chief financial officer, secretary and a director of Yayyo, Inc. From July 1998 to present, Mr. Pickard has owned Kevin F. Pickard, CPA, PC, where he has provided management consulting services to small and medium-sized companies, including due diligence on potential acquisitions, the preparation of projections and business plans, assistance with restructuring of companies, posturing companies for initial public offerings, review and preparation of filings with the Securities and Exchange Commission. From August 1996 to July 1998, Mr. Pickard was a partner of Singer Lewak Greenbaum & Goldstein, LLP, Los Angeles, California, where he co-managed the accounting its securities industry practice group. He served as a Business Assurance Manager of PricewaterhouseCoopers, LLP (formerly, Coopers & Lybrand, LLP) in various offices from September 1987 to July 1993 and from April 1994 to August 1996, where he focused on auditing companies in insurance, high-tech and industries. Mr. Pickard holds a Bachelors of Science in Accounting and a Master of Accountancy from Brigham Young University. Mr. Pickard is currently a licensed Certified Public Accountant in North Carolina, and California.

The above offers and sales of the securities were made to accredited investors and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offers and sales were made to accredited investors and transfer of the securities was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Stock Option issued to Kevin Pickard dated April 16, 2018
10.1	Executive Retention Agreement by and between Gopher Protocol Inc. and Kevin Pickard dated April 16, 2018
10.2	Indemnification Agreement by and between Gopher Protocol Inc. and Kevin Pickard dated April 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

		By:	/s/ Gregory Bauer
		Name:	Gregory Bauer
		Title:	Chief Executive Officer

Date:	April 18, 2018
Santa Monica, California